EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUANE READE HOLDINGS, INC.

FIRST:            The name of the corporation is Duane Reade Holdings, Inc. (the “Corporation”).

SECOND:       The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on December 19, 2003. A Certificate of Amendment of the Certificate of Incorporation changing the name of the Corporation from Rex Corner Holdings, Inc. to Duane Reade Holdings, Inc. was filed with the Secretary of State of the State of Delaware on February 5, 2004. The Certificate of Incorporation was amended and restated by the filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on July 30, 2004. The Amended and Restated Certificate of Incorporation was further amended by the filing of a Certificate of Amendment authorizing additional shares of common stock with the Secretary of State of the State of Delaware on November 21, 2005. The Amended and Restated Certificate of Incorporation was further amended by the filing of a Certificate of Amendment authorizing additional shares of capital stock on March 27, 2007.

THIRD:          The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended to increase the total number of shares the Corporation shall have authority to issue to 8,350,000 shares of capital stock.

FOURTH:       To accomplish the foregoing change, Section 4.1 of the Amended and Restated Certificate of Incorporation, as amended, is deleted in its entirety, and the following Article is substituted in lieu thereof:

4.1       The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is: 8,350,000 shares, of which 6,500,000 shall be shares of Common Stock, par value of $0.01 per share (the “Common Stock”), and 1,850,000 shall be shares of Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).

FIFTH:            The above amendment to the Amended and Restated Certificate of Incorporation, as amended, was authorized by the unanimous written consent of the Board of Directors of the Corporation, followed by the written consent of the majority of stockholders of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, respectively.

IN WITNESS WHEREOF, the undersigned has made and subscribed this certificate on August 7, 2009.

DUANE READE HOLDINGS, INC.
By:	/s/ John K. Henry
Name: John K. Henry Title: Senior Vice President and Chief Financial Officer